Dice Holdings, Inc. Reports First Quarter 2012 Results

•	Revenues increased 15% year-over-year in the first quarter to $46.1 million

•	Net income grew 31% year-over-year to $8.6 million, resulting in earnings per diluted share of $0.13$0.00

•	Adjusted EBITDA increased 16% year-over-year to $18.5 million, or 40% of revenues (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Cash flows from operations jumped 58% to $23.4 million from $14.8 million a year ago

•	Deferred revenue totaled $69.7 million, a 14% increase from December 31, 2011

New York, New York, April 25, 2012 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter ended March 31, 2012.
First Quarter Operating Results
Revenues for the quarter ended March 31, 2012 totaled $46.1 million, an increase of 15% from $40.1 million in the comparable quarter of 2011. Dice.com's revenues increased 21% year-over-year, while Rigzone grew 32% year-over-year. Those increases were partially offset by a revenue decline of 5% year-over-year at eFinancialCareers.
Operating income totaled $13.9 million in the first quarter of 2012, an increase of 29% from $10.8 million earned in the comparable quarter of 2011. The strong increase was a function of higher revenues, partially offset by a 10% increase in operating expenses of $2.9 million, including ongoing investments in product development and marketing.

Net income for the quarter ended March 31, 2012 grew 31% to $8.6 million from $6.6 million in the comparable quarter of 2011. Diluted earnings per share were $0.13$0.00for the first quarter of 2012, as compared to diluted earnings per share of $0.09$0.00in the first quarter of 2011.

Net cash provided by operating activities increased 58% to $23.4 million for the quarter ended March 31, 2012, compared to the quarter ended March 31, 2011.
Adjusted EBITDA for the quarter ended March 31, 2012 increased 16% to $18.5 million, as compared with $15.9 million for first quarter of 2011. Adjusted EBITDA equaled 40% of revenues in both first quarter periods. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

 Operating Segment Results
For the quarter ended March 31, 2012, Tech & Clearance segment revenues increased 21% year-over-year to $31.1 million,$0.0 millionor 67% of Dice Holdings' consolidated revenues. Growth was driven by a 17% increase in the average number of recruitment package customers served at Dice.com to 8,650 at March 31, 2012, as well as a 6% increase in the average monthly revenue those customers generated. Revenues from ClearanceJobs.com grew 18% year-over-year.
Finance segment revenues for the first quarter of 2012 decreased 5% year-over-year to $10.0 million. Currency translation from pound sterling to U.S. dollars negatively impacted revenues in the first quarter of 2012 by $0.2 million, as compared to the first quarter of 2011. The Finance segment accounted for 22% of the Company's consolidated revenues in the first quarter of 2012.
The Energy segment grew 32% year-over-year to contribute $4.0 million in revenues in the quarter ended March 31, 2012, accounting for 9% of consolidated revenues.

Other segment revenues increased 37% to $1.0 million$0.0 millionfor the quarter ended March 31, 2012 from the comparable 2011 period, primarily driven by AllHealthcareJobs.com.

Balance Sheet
Deferred revenue at March 31, 2012 was $69.7 million compared to $60.9 million at December 31, 2011 and $59.0 million at March 31, 2011. The $8.8 million increase from the end of 2011 was primarily attributed to strong billings at Dice.com and Rigzone.
Net Cash, defined as cash and cash equivalents and investments less total debt, was $54.7 million at March 31, 2012, consisting of cash and cash equivalents and investments of $68.7 million minus total debt of $14.0 million. This compares to a Net Cash balance of $45.2 million at December 31, 2011, consisting of cash and cash equivalents and investments of $60.2 million minus total debt of $15.0 million.
Other Events
On March 8, 2012, the Company's Board of Directors approved a stock repurchase plan permitting the purchase of up to $65 million of its common stock upon the completion of the existing $30 million plan that was approved and initiated in August 2011. During the first quarter of 2012, the Company purchased 1,355,459 shares of its common stock on the open market pursuant to its stock repurchase plans at an average cost of $9.04 per share, for a total of approximately $12.3 million.

In February 2012, the Company's Credit Agreement was amended to permit repurchases of common stock totaling an aggregate of $100 million from the date of the amendment through the expiration of the Credit Agreement. In addition, certain other covenants were amended to remove stock repurchases from the calculations under such covenants.

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, said, “During the quarter, we continued to see strong recruiting activity in our technology and energy verticals, while activity in financial services slowed as expected. Our specialty focus, speed and efficiency is resonating well with recruiters and hiring managers.” Mr. Melland added, “We continue to be focused on building our customer base, with good progress at Dice and Rigzone in the quarter, while investing in additional features and functionality across each of our brands. In addition, the build out of our energy business is progressing nicely, fostered by the integration of our two energy sites into the new Rigzone service. Our first quarter performance positions the company well to capitalize on our long-term growth opportunities.”

Mike Durney, Senior Vice President, Finance and Chief Financial Officer, commented, “The growth in Deferred revenue and surge in cash generation indicate a good start to the year. Billings grew nearly 50% year-over-year at Rigzone, beating the all-time high mark for this business.” Mr. Durney added, “Our spending in the quarter was less than anticipated due to timing of investments in marketing and product development that we largely still intend to make. This short-term deferral in planned spending drove our Adjusted EBITDA to be well ahead of our first quarter plan. Nonetheless, we continue to develop our business for long-term growth, while consistently delivering profitability in the top tier of our industry.”

Business Outlook
The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of April 25, 2012 for the quarter ending June 30, 2012 and year ending December 31, 2012. The Company's actual performance will vary based on a number of factors including those that are outlined in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending June 30, 2012	Year ending December 31, 2012
Revenues	$49 mm	$198 mm
Year/Year Increase in Revenues	9%	11%

Estimated Contribution by Segment
Tech & Clearance	67%	67%
Finance	20%	20%
Energy	11%	11%
Other	2%	2%

Adjusted EBITDA	$18.5 mm	$82 mm

Depreciation and amortization	$3.5 mm	$11.5 mm
Non-cash stock compensation expense	$1.5 mm	$ 6.0 mm
Interest expense, net	$0.3 mm	$ 1.2 mm
Income taxes	$4.8 mm	$23.4 mm

Net income	$8.4 mm	$39.9 mm

Adjusted EBITDA Margin	38%	41%

Fully diluted share count	67 mm	67 mm

Conference Call Information
The Company will host a conference call to discuss first quarter 2012 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 866-831-6267 or for international callers by dialing 617-213-8857; the passcode is 74665252. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is
79215337. The replay will be available until May 2, 2012.

The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.
Upcoming Investor Conference
Mr. Durney will present on Monday May 7, 2012 at 10:00 a.m. Eastern time at the Jefferies 2012 Global TMT Conference. The presentation will be webcast live on the investor relations section of the Company's website at www.diceholdingsinc.com.

Investor & Media Contact:

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.
Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 21 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company's filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended March 31,
	2012	2011

Revenues	$46,132	$40,089

Operating expenses:
Cost of revenues	3,127	2,691
Product development	3,162	2,495
Sales and marketing	16,570	14,176
General and administrative	6,287	5,715
Depreciation	1,251	1,051
Amortization of intangible assets	1,840	2,539
Change in acquisition related contingencies	—	655
Total operating expenses	32,237	29,322
Operating income	13,895	10,767
Interest expense	(317)	(444)
Interest income	12	24
Income before income taxes	13,590	10,347
Income tax expense	4,971	3,760
Net income	$8,619	$6,587

Basic earnings per share	$0.13	$0.10
Diluted earnings per share	$0.13	$0.09

Weighted average basic shares outstanding	64,118	65,342
Weighted average diluted shares outstanding	67,371	70,092

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$8,619	$6,587
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,251	1,051
Amortization of intangible assets	1,840	2,539
Deferred income taxes	(710)	(782)
Amortization of deferred financing costs	115	117
Share based compensation	1,524	972
Change in acquisition related contingencies	—	655
Change in accrual for unrecognized tax benefits	209	106
Changes in operating assets and liabilities:
Accounts receivable	2,063	(1,105)
Prepaid expenses and other assets	(651)	(921)
Accounts payable and accrued expenses	(109)	(3,186)
Income taxes receivable/payable	612	(755)
Deferred revenue	8,588	9,507
Other, net	16	8
Net cash flows from operating activities	23,367	14,793
Cash flows from investing activities:
Purchases of fixed assets	(1,433)	(730)
Purchases of investments	(1,735)	—
Maturities and sales of investments	749	850
Net cash flows from investing activities	(2,419)	120
Cash flows from financing activities:
Payments on long-term debt	(1,000)	(20,000)
Proceeds from sale of common stock	—	11,943
Purchase of treasury stock related to option exercises	—	(11,943)
Payments under stock repurchase plan	(12,117)	—
Payment of acquisition related contingencies	(1,557)	(230)
Proceeds from stock option exercises	634	2,809
Purchase of treasury stock related to vested restricted stock	(408)	(171)
Excess tax benefit over book expense from stock options exercised	257	4,522
Net cash flows from financing activities	(14,191)	(13,070)
Effect of exchange rate changes	772	1,285
Net change in cash and cash equivalents for the period	7,529	3,128
Cash and cash equivalents, beginning of period	55,237	43,030
Cash and cash equivalents, end of period	$62,766	$46,158

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	March 31, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$62,766	$55,237
Investments	5,966	4,983
Accounts receivable, net	18,780	20,684
Deferred income taxes - current	641	509
Prepaid and other current assets	2,810	2,190
Total current assets	90,963	83,603
Fixed assets, net	8,850	8,726
Acquired intangible assets, net	54,631	56,471
Goodwill	177,916	176,365
Deferred financing costs, net	842	957
Other assets	306	256
Total assets	$333,508	$326,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	14,723	14,599
Deferred revenue	69,698	60,887
Current portion of acquisition related contingencies	—	1,557
Current portion of long-term debt	4,000	4,000
Income taxes payable	3,592	2,929
Total current liabilities	92,013	83,972
Long-term debt	10,000	11,000
Deferred income taxes - non-current	16,586	17,167
Accrual for unrecognized tax benefits	4,078	3,869
Other long-term liabilities	1,153	1,154
Total liabilities	123,830	117,162
Total stockholders' equity	209,678	209,216
Total liabilities and stockholders' equity	$333,508	$326,378

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the three month periods ended March 31, 2012 and 2011 and a balance sheet as of March 31, 2012 and December 31, 2011 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the three month periods ended March 31, 2012 and 2011 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the three month periods ended March 31, 2012 and 2011 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended March 31,
	2012	2011

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$8,619	$6,587
Interest expense	317	444
Interest income	(12)	(24)
Income tax expense	4,971	3,760
Depreciation	1,251	1,051
Amortization of intangible assets	1,840	2,539
Change in acquisition related contingencies	—	655
Non-cash stock compensation expense	1,524	972
Other income	—	(44)
Adjusted EBITDA	$18,510	$15,940

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$23,367	$14,793
Interest expense	317	444
Amortization of deferred financing costs	(115)	(117)
Interest income	(12)	(24)
Income tax expense	4,971	3,760
Deferred income taxes	710	782
Change in accrual for unrecognized tax benefits	(209)	(106)
Change in accounts receivable	(2,063)	1,105
Change in deferred revenue	(8,588)	(9,507)
Changes in working capital and other	132	4,810
Adjusted EBITDA	$18,510	$15,940

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended March 31,
	2012	2011
Revenues by Segment
Tech & Clearance	$31,060	$25,689
Finance	10,000	10,576
Energy	4,045	3,075
Other	1,027	749
	$46,132	$40,089
Percentage of Revenues by Segment
Tech & Clearance	67.3%	64.1%
Finance	21.7%	26.3%
Energy	8.8%	7.7%
Other	2.2%	1.9%
	100.0%	100.0%

Adjusted EBITDA	$18,510	$15,940
Adjusted EBITDA Margin	40.1%	39.8%

Calculation of Free Cash Flow
Net cash provided by operating activities	$23,367	$14,793
Purchases of fixed assets	(1,433)	(730)
Free Cash Flow	$21,934	$14,063

Deferred Revenue (end of period)	$69,698	$58,962

Dice.com Recruitment Package Customers
Beginning of period	8,100	7,000
End of period	8,650	7,600
Average for the period (1)	8,550	7,300

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$956	$900

Segment Definitions:
Tech & Clearance: Dice.com and ClearanceJobs
Finance: eFinancialCareers worldwide
Energy: Rigzone and WorldwideWorker (combined in January 2012)
Other: AllHealthcareJobs and Targeted Job Fairs

(1) Reflects the daily average of recruitment package customers during the period.
(2) Reflects simple average of three months in each period.